Exhibit 23

                Independent Auditors' Consent


The Board of Directors
Crompton Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-62429, 33-21246, 2-57629, and 333-
71030) on Form S-8 of Crompton Corporation of our report dated June 20, 2003, relating to the statements of net assets available for plan benefits of the Crompton Corporation Employee Stock Ownership Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, included in this annual report on Form 11-K.






/s/KPMG LLP
Stamford, Connecticut
June 27, 2003